UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): July 25, 2005
FC Banc Corp.
(Exact name of registrant as specified in its charter)

Ohio (State or other jurisdiction of incorporation)	33-53596 (Commission File Number)	34-1718070 (IRS Employer Identification No.)

105 Washington Square, Bucyrus, Ohio (Address of principal executive offices)	44820 (Zip Code)
Registrant’s telephone number, including area code: 419-562-7040
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.
On July 25, 2005, FC Banc Corp. and James R. Smail entered into a nonbinding letter of intent that states their intent that FC Banc Corp. purchase the common shares of Monitor Bancorp, Inc. owned by Mr. Smail and two other persons, representing approximately 82% of Monitor Bancorp’s outstanding common shares. Monitor Bancorp is a one bank holding company and the sole shareholder of The Monitor Bank of Big Prairie, Ohio. At March 31, 2005, Monitor Bancorp had total assets of approximately $25 million.
The letter of intent contemplates the completion of due diligence reviews and the negotiation and execution of a definitive stock purchase agreement containing customary terms and conditions, which would include all required shareholder and regulatory approvals. Based on a price per share of $29.12 for FC Banc Corp.’s common shares and a book value per share of $368.44 for Monitor Bancorp’s common shares, the letter of intent anticipates that FC Banc Corp. would issue 22.14 of its common shares for each Monitor Bancorp common share owned by Mr. Smail and the two other persons owning approximately 82% of Monitor Bancorp’s outstanding shares. If completed, the transaction would result in Mr. Smail’s ownership of approximately 22% of FC Banc Corp.’s common shares. The parties anticipate that Mr. Smail and another current director of Monitor Bancorp would be elected directors of FC Banc Corp and that Mr. Smail would be appointed Vice Chairman of FC Banc Corp.
The letter of intent contemplates negotiation and execution of the definitive agreement after the completion of FC Banc Corp.’s previously announced going private transaction. On June 24, 2005, FC Banc Corp. announced that its board of directors had preliminarily approved a going private transaction in which FC Banc Corp. shareholders holding fewer than 500 shares would receive $29.12 in cash for each FC Banc Corp. common share that they held prior to the going private transaction. The purpose of the going private transaction is to reduce the number of holders of record of FC Banc Corp. common shares to less than 300, after which FC Banc Corp. intends to terminate the registration of its common shares with the Securities and Exchange Commission.
The proposed going private transaction will be submitted to shareholders of FC Banc Corp. for their consideration. FC Banc Corp. will file a proxy statement and other relevant documents concerning the proposed going private transaction with the Securities and Exchange Commission (the “SEC”). Shareholders of FC Banc Corp. are urged to read the proxy statement when it becomes available and any other relevant documents filed with the SEC, as well as any amendments or supplements to those documents, because they will contain important information. You will be able to obtain a free copy of the proxy statement, as well as other filings containing information about FC Banc Corp., at the SEC’s internet site (http://www.sec.gov).
Copies of the proxy statement can be obtained, when available and without charge, by directing a request to FC Banc Corp., c/o Farmers Citizens Bank, 105 Washington Square, Bucyrus, Ohio 44820, Attn: Jenny Gingery.

FC Banc Corp. and its directors and executive officers may be deemed to be participants in the solicitation of proxies from the shareholders of FC Banc Corp. in connection with the going private transaction. Information about the directors and executive officers of FC Banc Corp. and their ownership of FC Banc Corp. common stock is set forth in the proxy statement for FC Banc Corp.’s annual meeting of shareholders held on April 27, 2005, as filed with the SEC on a Schedule 14A on March 25, 2005. Additional information regarding the interests of these participants may be obtained by reading the proxy statement regarding the proposed going private transaction when it becomes available.
Item 9.01.Financial Statements and Exhibits
The following exhibit is filed with this Current Report on Form 8-K:

Number	Exhibit
99	Letter of intent.

Signature
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto authorized.

Dated: July 26, 2005	FC Banc Corp.
	By:	/s/ Coleman J. Clougherty
Coleman J. Clougherty, President

Exhibit Index

Number	Exhibit
99	Letter of intent.